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                                                                   Exhibit 10.13

                        AMENDMENT TO EMPLOYMENT AGREEMENT

      This amendment is made and entered into as of this 13th day of February 2001, and effective as of January 1, 2001, by and between Allin Corporation, a Delaware corporation ("Employer") and Dean C. Praskach ("Employee"), a resident of Pennsylvania.

      WHEREAS, Employer and Employee entered into an employment agreement (the "Agreement") as of June 23, 2000 and now desire to amend that Agreement by mutual consent.

      NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and intending to be legally bound hereby the parties do hereby agree as follows:

      Section 3(e) of the Agreement is hereby amended and restated as follows:

                        (e) Stock Options. Employee acknowledges receipt of
                            -------------
      options to purchase stock of Employer under Employer's Stock Plans. The options vest ratably at 20% per year on the anniversary of issuance; however, all options granted to Employee prior to February 13, 2001 that have not previously expired or been terminated will become fully vested on the date on which (i) Employer sells all or substantially all of its assets, (ii) Employer merges with another entity in a transaction in which Employer is not the surviving corporation, or (iii) any person or group of affiliated persons other than the shareholders of Employer as of January 1, 2001 owns or controls 40% or more of Employer. Any or all of these occurrences are deemed to be a "Change of Control." At the sole discretion of Employer's Board of Directors, additional options may be issued to Employee; however, Employer's Board of Directors is under no obligation to grant to Employee additional options, and any such options granted will be governed by the terms of the option award agreement to be entered into between Employer and Employee at or about the time of any such future option grant.

      Section 3(g) of the Agreement is hereby amended by replacing the second paragraph of that Section with the following paragraph:

      If Employee's employment is terminated, during the Employment Period, by Employer or Employee in conjunction with, or within one year after, the occurrence of a Change of Control, Employee shall receive, in addition to severance payments as outlined in the immediately preceding paragraph, (i) a bonus in the amount of one times Employee's annual base salary at the time of termination and (ii) the right to convert each of his vested options to purchase stock of the Employer granted prior to February 13, 2001 into the right to receive cash in an amount equal to the difference between the fair market value of the stock on the date the right is exercised and the exercise price of the option from which the right was converted. These rights may be exercised at any time prior to the "Expiration Date", as defined in Employee's stock option agreement from which the right was converted, notwithstanding the expiration of the options based on Employee's termination prior to the Expiration Date. Employee's options granted prior to February 13, 2001 will automatically convert into such rights immediately prior to the day such options otherwise terminate based on the termination of Employee's employment with Employer.

      In all other respects, the terms and conditions of the Agreement are ratified and confirmed.

                                          ALLIN CORPORATION


                                          /s/ Richard W. Talarico
                                          --------------------------------------
                                          By: Richard Talarico, Chairman

WITNESS:


/s/ Rebecca A. Tomlin                     /s/ Dean C. Praskach
----------------------------------        --------------------------------------
                                          Dean C. Praskach